                                                               Exhibit 99(f)




                       PIONEER-STANDARD ELECTRONICS, INC.

                       FINANCIAL STATEMENTS AND SCHEDULES



                        PIONEER-TECHNOLOGIES GROUP, INC.

                       FINANCIAL STATEMENTS AND SCHEDULES

BALANCE SHEETS
- - - --------------------------------------------------------------------------------
PIONEER-STANDARD ELECTRONICS, INC.

MARCH 31, 1994 AND 1993
- - - --------------------------------------------------------------------------------------------------------
ASSETS                                                                    1994                  1993
- - - --------------------------------------------------------------------------------------------------------
CURRENT ASSETS:
Cash                                                                 $  5,954,000           $  1,864,000
Accounts receivable, less allowance for doubtful accounts
  (1994-$2,869,000, 1993-$1,713,000)                                   81,155,000             62,347,000
Merchandise inventory                                                  85,754,000             67,101,000
Prepaid expenses                                                          919,000                773,000
Deferred income taxes                                                   4,391,000              3,471,000
- - - --------------------------------------------------------------------------------------------------------
        Total current assets                                          178,173,000            135,556,000

INVESTMENT AND OTHER ASSETS:
Investment in 50%-owned company                                        14,463,000             11,462,000
Other assets                                                            1,831,000              1,683,000

PROPERTY AND EQUIPMENT, AT COST:
Land                                                                    1,070,000              1,070,000
Buildings                                                              12,706,000             12,076,000
Furniture and equipment                                                30,165,000             25,557,000
Leasehold improvements                                                  1,876,000              2,091,000
- - - --------------------------------------------------------------------------------------------------------
                                                                       45,817,000             40,794,000
Less accumulated depreciation and amortization                         20,245,000             17,635,000
- - - --------------------------------------------------------------------------------------------------------
        Net property and equipment                                     25,572,000             23,159,000
- - - --------------------------------------------------------------------------------------------------------
                                                                     $220,039,000           $171,860,000
                                                                     ===================================
========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
- - - --------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
Notes payable to banks                                               $  2,000,000           $  2,500,000
Accounts payable                                                       68,585,000             46,019,000
Income taxes                                                            3,088,000              3,119,000
Accrued salaries, wages and commissions                                 6,835,000              4,762,000
Other accrued liabilities                                               9,477,000              8,113,000
Long-term debt due within one year                                      3,056,000                262,000
- - - --------------------------------------------------------------------------------------------------------
        Total current liabilities                                      93,041,000             64,775,000

LONG-TERM DEBT                                                         22,272,000             21,328,000

DEFERRED INCOME TAXES                                                   1,986,000              1,640,000

SHAREHOLDERS' EQUITY:
Common shares, without par value, $.67 stated value: authorized
   20,000,000 shares; outstanding 9,912,906 shares in 1994
    and 9,793,374 shares in 1993                                        6,609,000              6,529,000
Capital in excess of stated value                                      15,806,000             15,665,000
Retained earnings                                                      80,325,000             61,923,000
- - - --------------------------------------------------------------------------------------------------------
        Total shareholders' equity                                    102,740,000             84,117,000
- - - --------------------------------------------------------------------------------------------------------
                                                                     $220,039,000           $171,860,000
                                                                     ===================================

See accompanying notes.

STATEMENTS OF INCOME
- - - ------------------------------------------------------------------------
PIONEER-STANDARD ELECTRONICS, INC.

YEARS ENDED MARCH 31, 1994, 1993 AND 1992
- - - -----------------------------------------------------------------------------------------------
                                                    1994             1993             1992
- - - -----------------------------------------------------------------------------------------------
NET SALES                                       $580,757,000     $430,013,000      $362,386,000
Operating costs and expenses:
  Cost of goods sold                             465,614,000      336,589,000       284,897,000
  Warehouse, selling and administrative expenses  83,754,000       72,363,000        65,096,000
- - - -----------------------------------------------------------------------------------------------
                                                 549,368,000      408,952,000       349,993,000
- - - -----------------------------------------------------------------------------------------------
Operating profit                                  31,389,000       21,061,000        12,393,000
Equity in earnings of 50%-owned company            3,001,000        2,505,000           654,000
Interest expense                                  (2,687,000)      (3,581,000)       (4,505,000)
- - - -----------------------------------------------------------------------------------------------
Income from operations before
  income taxes                                    31,703,000       19,985,000         8,542,000
Provision for income taxes:
  Federal
    Current                                        9,946,000        6,267,000         2,082,000
    Deferred                                        (574,000)        (811,000)          418,000
- - - -----------------------------------------------------------------------------------------------
                                                   9,372,000        5,456,000         2,500,000
  State                                            2,655,000        1,616,000           715,000
- - - -----------------------------------------------------------------------------------------------
                                                  12,027,000        7,072,000         3,215,000
- - - -----------------------------------------------------------------------------------------------
NET INCOME                                      $ 19,676,000     $ 12,913,000      $  5,327,000
===============================================================================================
INCOME PER COMMON SHARE:
  Primary                                              $1.95            $1.41              $.65
  Fully diluted                                         1.95             1.33               .63
===============================================================================================

See accompanying notes.

                                      3

STATEMENTS OF SHAREHOLDERS' EOUITY
- - - --------------------------------------------------------------------------------
PIONEER-STANDARD ELECTRONICS, INC.

YEARS ENDED MARCH 31, 1994, 1993 AND 1992
- - - ---------------------------------------------------------------------------------------------------------------
                                              Stated value       Capital in
                                                 of common        excess of       Retained
                                                    shares     stated value       earnings           Total
- - - ---------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1991                        $5,458,000    $ 1,849,000        $45,548,000      $ 52,855,000
Net income                                                                          5,327,000         5,327,000
Cash dividends ($.107 per share)                                                     (875,000)         (875,000)
Shares issued upon exercise of stock options         13,000        106,000                              119,000
Tax benefit related to exercise of stock
  options                                                           29,000                               29,000
- - - ---------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1992                         5,471,000      1,984,000         50,000,000        57,455,000
Net income                                                                         12,913,000        12,9I3,000
Cash dividends ($.11 per share)                                                      (990,000)         (990,000)
Shares issued upon conversion of debentures       1,026,000     13,280,000                           14,306,000
Shares issued upon exercise of stock options         32,000        344,000                              376,000
Tax benefit related to exercise of stock
  options                                                           57,000                               57,000
- - - ---------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1993                         6,529,000     15,665,000         61,923,000        84,117,000
Net income                                                                         19,676,000        19,676,000
Cash dividends ($.13 per share)                                                   (1,274,000)       (1,274,000)
Shares issued upon exercise of stock options         95,000        719,000                              814,000
Tax benefit related to exercise of stock
  options                                                           21,000                               21,000
Shares retired                                      (15,000)      (599,000)                            (614,000)
- - - ---------------------------------------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1994                        $6,609,000     $15,806,000       $80,325,000      $102,740,000
===============================================================================================================

See accompanying notes.

STATEMENTS OF CASH FLOWS
- - - -------------------------------------------------------------------------------
PIONEER-STANDARD ELECTRONICS, INC.

YEARS ENDED MARCH 31, 1994, 1993 AND 1992
============================================================================================================
                                                               1994              1993               1992
- - - ------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                               $  19,676,000     $  12,913,000      $  5,327,000
  Adjustments to reconcile net income to net cash
     provided by operating activities:
      Depreciation and amortization                            5,264,000         4,646,000         4,127,000
      Undistributed earnings of affiliate                     (3,001,000)       (2,505,000)         (654,000)
      (Increase) decrease in operating working capital       (11,635,000)        1,532,000        (6,083,000)
      (Increase) decrease in other assets                       (199,000)          140,000          (802,000)
      Deferred taxes                                            (574,000)         (622,000)          535,000
- - - ------------------------------------------------------------------------------------------------------------
        Total adjustments                                    (10,145,000)        3,191,000        (2,877,000)
- - - ------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities              9,531,000        16,104,000         2,450,000

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                         (7,626,000)       (4,160,000)       (5,110,000)
  Acquisition of business                                             --                --        (2,125,000)
- - - ------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                 (7,626,000)       (4,160,000)       (7,235,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in short-term financing                   (500,000)               --         2,500,000
  Borrowings under revolving credit                           25,000,000         8,000,000        22,000,000
  Repayment under revolving credit                           (21,000,000)      (17,000,000)      (19,000,000)
  Purchase of subordinated debt                                       --          (916,000)               --
  Principal payments under long-term debt obligations           (262,000)       (1,494,000)         (575,000)
  Issuance of common shares under stock option plan              200,000           376,000           119,000
  Tax benefit related to exercise of stock options                21,000            57,000            29,000
  Dividends paid                                              (1,274,000)         (990,000)         (875,000)
- - - ------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) financing
          activities                                           2,185,000       (11,967,000)        4,198,000
- - - ------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                4,090,000           (23,000)         (587,000)

CASH AT BEGINNING OF YEAR                                      1,864,000         1,887,000         2,474,000
- - - ------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                        $   5,954,000      $  1,864,000      $  1,887,000
============================================================================================================
<F/N>
See accompanying notes.


NOTES TO FINANCIAL STATEMENTS
- - - -------------------------------------------------------------------------------
PIONEER-STANDARD ELECTRONICS, INC.

1 ACCOUNTING POLICIES
- - - ---------------------------------------------------

The Company is a distributor of electronic com-ponents and computer products and maintains the following accounting policies:

CASH EQUIVALENTS--The Company considers highly liquid instruments with a maturity of ninety days or less at date of purchase to be cash equivalents.

MERCHANDISE INVENTORY--Inventory is stated at the lower of cost (first-in, first-out basis) or market.
Reserves for slow-moving and obsolete inventory at March 31, were $2,540,000 in 1994 and
$2,659,000 in 1993.

AFFILIATED COMPANY--The Company owns 50% of the outstanding common stock of Pioneer Technol-ogies Group, Inc. The investment is accounted for by the equity method.

OTHER ASSETS--Other assets include the excess of cost over value assigned to net assets of a pur-chased business, which is being amortized on the straight-line method over 40 years; cash surrender value of life insurance; security deposits; and certain deferred charges.

PROPERTY AND EQUIPMENT--The Company
capitalizes costs associated with software developed for its own use. Depreciation and amortization is computed using principally the straight-line method. Accelerated methods are used for tax reporting purposes.

INCOME TAXES--Effective April 1, 1993, the Com-pany adopted Statement of Financial Accounting
Standards No. 109, "Accounting for Income
Taxes." This statement requires the use of the liability method in accounting for income taxes.
Under this method, deferred tax assets and liabilities are determined based on differences be-tween financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement No. 109, income tax ex-pense was determined using the deferred method.
Deferred tax expense was based on items of in-come and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.
   As permitted by Statement No. 109, the Com-pany has elected not to restate the financial statements of any prior years. Adoption of this statement was not material to quarterly or annual results in the current year.

STOCK SPLIT--On January 26, 1993, the Board of
Directors declared a three-for-two stock split ef-fected in the form of a 50% share dividend of the Company's Common Shares payable March 15,
1993 to shareholders of record February 12, 1993.
All share and per share data have been restated for all periods presented to reflect the stock split.

COMMON SHARES AND NET INCOME PER COMMON
SHARE--Net income per common share is com-puted using the weighted average common shares and common share equivalents outstanding during the year of 10,078,682 in 1994, 9,188,512 in
1993, and 8,204,623 in 1992. Common share
equivalents consists of shares issuable upon exer-cise of stock options computed by using the treasury stock method.
  Fully diluted net income per common share is computed on the same basis as above with the assumption that all of the 9% Subordinated Con-vertible Debentures were converted into common shares and that the related interest expense, net of income taxes, was added to net income. The number of shares used for this computation was 9,977,669 and 9,915,912 in 1993 and 1992, respectively.


2 SUBSEQUENT EVENT--ACQUISITION
- - - --------------------------------------------------------

In April, 1994, the Company entered into a pur-chase agreement with United Westburne Inc. to ac-quire certain assets and to assume certain liabilities of Zentronics, the Canadian electronics distribution division of Westburne, subject to satisfactory com-pletion of due diligence. The purchase price, dependent upon values as of the closing scheduled for June 1, is estimated to be $12,000,000. Zen-tronics had annual sales of approximately
$71,000,000 (Cdn.) or $54,000,000 (U.S.).

3 LOAN AGREEMENTS
- - - -------------------------------------------------

Short-Term:
  The Company has unsecured short-term lines of credit aggregating $20,000,000 available for use.
Terms of the Company's revolving credit agree-ment limit the aggregate borrowings against these unsecured lines to a maximum of $15,000,000.
The unsecured lines, which may be withdrawn at the option of the revolving credit lendors, permit the Company to borrow at varying interest rates.
There were $2,000,000 of borrowings against these lines at March 31, 1994.

Long-Term:
  Long-term debt at March 31, 1994 and 1993 consists of the following:

- - - -----------------------------------------------------
                               1994         1993
- - - -----------------------------------------------------
Revolving credit           $ 4,000,000    $        --

9.79% Senior Notes          20,000,000     20,000,000

Obligations under capital
  leases                     1,328,000      1,590,000
                           --------------------------
                            25,328,000     21,590,000
                           --------------------------
Less amounts due within
  one year                   3,056,000        262,000
                           --------------------------
                           $22,272,000    $21,328,000
                           ==========================

  Terms of the Company's revolving credit agree-ment provide for up to an aggregate of $30,000,000 of unsecured borrowings on a revolving credit basis until January 1, 1997 after which time any outstanding borrowings are convertible into a four-year term loan amortized in equal quarterly in-stallments. The agreement contains a provision whereby annually, upon consent of the parties, the maturity date may be extended for one additional year resulting in a remaining three-year revolving credit and four-year term loan facility. At the choice of the Company, interest on borrowings is payable at a floating prime rate or at other floating rate options (certificate of deposit, LIBOR, or banker's acceptance) plus 3/4%. There is a commit-ment fee of 1/4% on the unborrowed amount.
  Annual principal payments of $2,860,000 on the 9.79% Senior Notes will begin November 1, 1994 and continue through November 1, 2000 when the last payment of $2,840,000 is due. Interest is pay-able semi-annually.
  The terms of both the revolving credit agreement and Senior Note Purchase Agreement provide for, among other things, restrictions regarding the pay-ment of cash dividends, limitations on other bor-rowings and capital expenditures, minimum work-ing capital requirements and the maintenance of certain financial ratios. Unrestricted retained earn-ings available for dividends at March 31, 1994 under the most restrictive covenants are $5,244,000.
   The Company's 9% Subordinated Convertible
Debentures due in 1998, aggregating $15,222,000, were retired during fiscal 1993. As a result of a combination of a call to satisfy the sinking fund in-stallment balance due August 1, 1992, voluntary conversions of Debentures and redemption of the Debentures effective September 23, 1992, the
Debentures were retired for issuance of 1,538,451 common shares, plus cash of $916,000.
   Aggregate maturities of long-term debt for the next five fiscal years are: 1995--$3,056,000;
1996--$2,953,000; 1997--$3,121,000;
1998--$3,873,000 and 1999--$3,874,000.


4 LEASE COMMITMENTS
- - - -----------------------------------------------------

The Company is committed under lease agree-ments, which contain renewal options for periods up to twenty years, for certain facilities and equip-ment expiring at various dates to the year 2017.
   Amounts for capitalized leases are included in property and equipment at cost of $3,061,000 at March 31, 1994 and 1993, less accumulated amor-tization of $1,706,000 and $1,410,000 at March
31, 1994 and 1993, respectively.
   Future minimum lease payments under capital leases and operating leases at March 31, 1994 are as follows:

                           Capital         Operating
                           Leases            Leases
- - - -----------------------------------------------------
1995                       $335,000       $1,603,000
1996                        218,000        1,405,000
1997                        132,000          972,000
1998                        132,000          723,000
1999                        132,000          585,000
Thereafter                2,442,000           58,000
- - - -----------------------------------------------------
   Total minimum
     lease payments       3,391,000       $5,346,000
                                          ==========
   Less amount repre-
     senting interest     2,063,000
                         ----------
   Present value of
     minimum lease
     payments            $1,328,000
                         ==========

Rental expense for operating leases was
$2,166,000, $1,979,000 and $1,940,000 for 1994,
1993 and 1992, respectively.

5 INCOME TAXES
- - - -------------------------------------------------

As discussed in Note 1, the Company adopted
SFAS No. 109, Accounting for Income Taxes, ef-fective April 1, 1994.
   The following is a reconciliation of the Corn-pany's effective income tax rate to the statutory rate:

                            Liability    Deferred
                             Method       Method
- - - ---------------------------------------------------
                             1994     1993     1992
- - - ---------------------------------------------------
Statutory rate              35.0%    34.0%     34.0%

Equity in undistributed
  earnings of 50%-owned
  company                   (2.6)    (4.3)     (2.6)

Provision for state taxes    5.4      5.3       5.5

Other items                   .1       .4        .7
                            -----------------------
Effective rate              37.9%    35.4%     37.6%
                            =======================

Deferred tax assets and liabilities as of March 31, 1994 are presented below:

Deferred tax assets:
  Capitalized inventory costs            $1,373,000
  Accrued expenses                        1,105,000
  Allowance for doubtful accounts         1,024,000
  Inventory valuation reserve               445,000
  Other                                     444,000
                                         ----------
Total deferred tax assets                 4,391,000
                                         ----------
Deferred tax liabilities:
  Depreciation expense                    1,310,000
  Other                                     676,000
                                         ----------
Total deferred tax liabilities            1,986,000
                                         ----------
Net deferred tax assets                  $2,405,000
                                         ==========

The components of the provision for deferred in-come taxes for 1993 and 1992 are as follows:

- - - --------------------------------------------------------
                                    1993         1992
- - - --------------------------------------------------------
Depreciation and amortization     $  57,000    $ 213,000

Inventory valuation reserve        (156,000)       4,000

Allowance for doubtful accounts    (166,000)      42,000

Costs capitalized in inventory     (235,000)    (136,000)

State tax                          (123,000)      59,000

Excess of fair market value
over cost of assets acquired             --      199,000

Other                              (188,000)      37,000
                                  ----------------------
Deferred tax                      $(811,000)   $ 418,000
                                  ======================

6 COMMON SHARE
  PURCHASE RIGHTS PLAN
- - - ------------------------------------------------------

The Company maintains a Common Share Pur-chase Rights Plan whereby, until the occurrence of certain events, each share of the Company's out-standing common shares represents ownership of one right (Right). The Rights may only be exer-cised if a person or group acquires twenty percent
(20%) or more of the Company's Common Shares, or announces a tender offer for at least twenty per-cent (20%) of the Company's Common Shares.
The exercise price of each Right is $26.67 per Common Share subject to adjustment in certain events. The Rights trade with the Company's
Common Shares until the Rights become exer-cisable.
  If the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then-exercise price, a number of the acquiring com-pany's common shares (or other securities) having a market value at the time of twice the Right's then-current exercise price. In addition, if a person or group acquires twenty percent (20%) or more of the Company's Common Shares or certain specified transactions occur while a person or group beneficially owns twenty percent (20%) or more of such Common Shares, each Right will en-title its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's
Common Shares having a market value of twice the Right's then-exercise price.
  Prior to the acquisition by a person or group of beneficial ownership of twenty percent (20%) or more of the Company's Common Shares, the Rights are redeemable for $.007 per Right at the option of the Board of Directors. The Rights will expire May 10, 1999.

7 STOCK OPTIONS
- - - --------------------------------------------------

The Company has stock option plans which pro-vide for the granting of options to purchase its Common Shares.
  These plans provide for non-qualified or incen-tive stock options. The options are priced at 100% of fair market value at date of grant and expire ten years from date of grant.
  No charges are made against income in account-ing for stock options. Any tax benefits arising from the exercise of options are recognized when realized and credited to capital in excess of stated value. Transactions involving the stock option plans are summarized as follows:

- - - ---------------------------------------------------
                     Number    Average Option Price
                   of Shares        Per Share
- - - ---------------------------------------------------
Outstanding at
  March 31, 1993     291,075       $ 6.61
Exercised           (141,450)      $ 5.75
Granted              300,000       $13.75
Forfeited             (1,000)      $13.75
- - - ----------------------------
Outstanding at
March 31, 1994       448,625       $11.64
============================
Exercisable at
March 31, 1994       122,625       $ 7.25
============================
Available for grant
at March 31, 1994    576,000
============================

8 ESTIMATED FAIR VALUES
  OF FINANCIAL INSTRUMENTS
- - - -------------------------------------------------

The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                     1994
- - - -----------------------------------------------------
                             Carrying          Fair
                              Amount           Value
- - - -----------------------------------------------------
Cash                        $ 5,954,000   $ 5,954,000
Notes payable to banks        2,000,000     2,000,000
Long-term debt:
  9.79% Senior Notes         20,000,000    22,569,000
  Revolving credit
    borrowings                4,000,000     4,000,000



                                     1993
- - - -----------------------------------------------------
                             Carrying       Fair
                              Amount       Value
- - - -----------------------------------------------------
Cash                        $ 1,864,000   $ 1,864,000
Notes payable to banks        2,500,000     2,500,000
Long-term debt:
  9.79% Senior Notes         20,000,000    23,454,000


  The carrying amount of cash, notes payable to banks and revolving credit borrowings approx-imates fair value. The fair value of the Senior
Notes is estimated using rates currently available for securities with similar terms and remaining maturities.

9 PIONEER TECHNOLOGIES GROUP. INC.
- - - -----------------------------------------------------

Pioneer-Standard Electronics, Inc. owns 50% of the common stock of Pioneer Technologies Group, Inc. Included in the Company's retained earnings are undistributed earnings of Pioneer Technologies
Group, Inc. in the amount of $14,408,000 at March 31, 1994, $11,407,000 at March 31, 1993
and $8,902,000 at March 31, 1992. In accordance with accounting principles in effect at the time, the Company has not provided deferred income taxes on $11,407,000 of undistributed earnings of Pioneer Technologies Group, Inc. No dividends have been paid by Pioneer Technologies Group, Inc. from date of incorporation in 1964 to March
31, 1994.
  Pioneer-Standard Electronics, Inc. may not sell, assign, give, transfer, exchange, or otherwise dispose of its share ownership without allowing
Pioneer Technologies Group, Inc. the first option to purchase the shares at the then current book value. If Pioneer Technologies Group, Inc. does not exercise this option, then shareholders representing the other 50% of the common stock of Pioneer Technologies Group, Inc. have the right and option to purchase all the shares at the then current book value.
  In the event of a "change in control," as de-fined, of Pioneer-Standard Electronics, Inc., or upon the occurrence of certain events, Pioneer
Technologies Group, Inc. has the right to purchase all shares of its stock owned by Pioneer-Standard
Electronics, Inc. at the then current book value. If
Pioneer Technologies Group, Inc. does not exer-cise the right, the remaining shareholders repre-senting the other 50% of the common shares of Pioneer Technologies Group, Inc. have the right and option to purchase all the shares at the then current book value.
  Comparative financial information of Pioneer
Technologies Group, Inc. at March 31, 1994,
1993 and 1992 and for the years then ended is summarized as follows:

- - - -----------------------------------------------------------------------------------------------------
                                                     1994                1993                1992
- - - -----------------------------------------------------------------------------------------------------
Net sales                                        $422,001,000        $284,008,000        $189,908,000
Gross profit                                       49,409,000          44,854,000          34,217,000
Net income                                          6,002,000           5,010,000           1,309,000
                                                 ====================================================
Total current assets                             $ 92,445,000        $ 74,964,000        $ 63,256,000
Net fixed and other assets                          6,148,000           4,077,000           4,403,000
                                                 ----------------------------------------------------
Total assets                                     $ 98,593,000        $ 79,041,000        $ 67,659,000
                                                 ====================================================
Total current liabilities                        $ 48,967,000        $ 24,242,000        $ 24,711,000
Total long-term liabilities                        20,698,000          31,873,000          25,032,000
Total shareholders' equity                         28,928,000          22,926,000          17,916,000
                                                 ----------------------------------------------------
Total liabilities and shareholders' equity       $ 98,593,000        $ 79,041,000        $ 67,659,000
                                                 ====================================================

10 OPERATING WORKING CAPITAL CHANGES AND SUPPLEMENTAL INFORMATION
   FOR THE STATEMENTS OF CASH FLOWS
- - - -----------------------------------------------------------------

THE COMPONENTS OF THE CHANGES IN OPERATING WORKING CAPITAL WERE:

- - - -------------------------------------------------------------------------------------------------------
                                                       1994                1993                1992
- - - -------------------------------------------------------------------------------------------------------
Accounts receivable                                $(18,808,000)       $(12,343,000)       $    780,000
Merchandise inventory                               (18,653,000)         (6,118,000)         (4,002,000)
Prepaid expenses                                       (146,000)             12,000            (378,000)
Accounts payable                                     22,566,000          12,934,000            (334,000)
Income taxes                                            (31,000)          2,778,000          (1,073,000)
Accrued salaries, wages and commissions               2,073,000           1,551,000             100,000
Other accrued liabilities                             1,364,000           2,718,000          (1,176,000)
                                                   ----------------------------------------------------
(Increase) decrease in operating working capital   $(11,635,000)          1,532,000        $ (6,083,000)
                                                   ====================================================

SUPPLEMENTAL CASH FLOW INFORMATION:

- - - -------------------------------------------------------------------------------------------------------
                                                       1994                1993                1992
- - - -------------------------------------------------------------------------------------------------------
  Cash paid or received during the year for:
    Interest paid                                  $  2,623,000        $  3,488,000        $  4,437,000
    Income taxes paid                                12,659,000           4,768,000           4,053,000
                                                   ====================================================
  Non-cash investing and financing activities:
    Common shares issued upon conversion of
      subordinated debentures                      $         --        $ 14,306,000        $         --
    Common shares retired                               614,000                  --                  --
                                                   ====================================================

11 EMPLOYEE RETIREMENT PLAN
- - - -----------------------------------------------------

The Company maintains a defined contribution profit-sharing and thrift plan which qualifies under
Section 401(k) of the Internal Revenue Code for all employees meeting certain service require-ments. The plan allows eligible employees to con-tribute up to 10% of their compensation, with the Company matching 50% of up to 4% of compen-sation. The Company may also make contributions dependent on profits each year for the benefit of all eligible employees under the plan. Total profit sharing and Company matching contributions were $1,899,000, $1,218,000 and $881,000 for 1994,
1993 and 1992, respectively.

REPORT OF INDEPENDENT AUDITORS
- - - ------------------------------------------------------------------

The Board of Directors and Shareholders
Pioneer-Standard Electronics, Inc.

We have audited the accompanying balance sheets of Pioneer-Standard Electronics, Inc. as of March 31,
1994 and 1993 and the related statements of in-come, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1994. These financial statements are the respon-sibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those stan-dards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstate-ment. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presen-tation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer-Standard Electronics,
Inc. at March 31, 1994 and 1993 and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1994, in conformity with generally accepted accounting principles.


/s/ Ernst & Young
- - - -----------------------------

Cleveland, Ohio
May 4, 1994

                        REPORT OF INDEPENDENT AUDITORS

We have audited the financial statements of Pioneer-Standard Electronics, Inc. as of March 31, 1994 and 1993 and for each of the three years in the period ended March 31, 1994 and have issued our report thereon dated May 4, 1994 [incorporated by reference elsewhere in this Annual Report (Form 10-K)]. Our audits also included the financial statement schedules of Pioneer-Standard Electronics, Inc. as of March 31, 1994 and 1993 and for each of the three years in the period ended March 31, 1994, listed in item 14(a) of this Annual Report (Form 10-K). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                                  ERNST & YOUNG

Cleveland, Ohio
May 4, 1994

                       PIONEER-STANDARD ELECTRONICS, INC.

                        SCHEDULE II - AMOUNTS RECEIVABLE
                     FROM RELATED PARTIES AND UNDERWRITERS,
                       PROMOTERS AND EMPLOYEES OTHER THAN
                                RELATED PARTIES

                   Years ended March 31, 1994, 1993 and 1992


                                                      Year Ended March 31, 1994
                            ----------------------------------------------------------------------------
                                  Balance at                                                          Balance at
Name of                           Beginning                                                           End of
Debtor                            of Period                 Addition                 Deductions       Period
- - - ------                            ---------                 --------                 ----------       ----------
Walter E. York, Sr.,              $-0-                     $190,000(1)               $-0-             $190,000
Dayton Branch Manager
  of the Company

Arthur Rhein                      $-0-                          -0-                   -0-                  -0-
Senior Vice
President
and Director
of the Company


                                                    Year Ended March 31, 1993
                            ----------------------------------------------------------------------------
                                  Balance at                                                          Balance at
Name of                           Beginning                                                           End of
Debtor                            of Period                 Addition                 Deductions       Period
- - - ------                            ---------                 --------                 ----------       ----------
Arthur Rhein                      $-0-                      $-0-                     $-0-               $-0-
Senior Vice
President
and Director
of the Company


                                                    Year Ended March 31, 1992
                            ----------------------------------------------------------------------------
                                  Balance at                                                          Balance at
Name of                           Beginning                                                           End of
Debtor                            of Period                 Addition                 Deductions       Period
- - - ------                            ---------                 --------                 ----------       ----------

Arthur Rhein                       $260,000                   $-0-                   $260,000(2)        $-0-
Senior Vice
President
and Director
of the Company



(1)  In connection with Mr. York's relocation to Dayton, Ohio in fiscal
     1994, the Company advanced $190,000 to Mr. York, of which $164,830 represented an interest free loan payable upon sale of Mr. York's Indiana residence and the balance of $25,170 represented an interest free advance. The loan and advance were repaid in full in fiscal 1995.
(2)  In connection with Mr. Rhein's relocation to Cleveland, in fiscal
     1991, the Company advanced $260,000 to Mr. Rhein, of which $220,000 represented an interest-free loan payable upon sale of Mr. Rhein's
     New York residence and the balance of $40,000 represented an interest-free advance. The loan and advance were repaid in full in fiscal 1992.


                       PIONEER-STANDARD ELECTRONICS, INC.

               SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS

                   Years ended March 31, 1994, 1993 and 1992



                                     Balance at         Charged       Deductions -      Balance
                                     beginning          to costs      net write-offs    at end of
                                     of period          and expenses  (Net recoveries)  period
                                     ----------         ------------  ----------------  ---------

Description
- - - -----------

1994:    Allowance for               $1,713,000          $1,808,000     $  652,000      $2,869,000
         doubtful accounts

         Inventory valuation         $2,659,000          $1,995,000     $2,114,000      $2,540,000
         reserve

1993:
         Allowance for               $1,226,000          $1,672,000     $1,185,000      $1,713,000
         doubtful accounts

         Inventory valuation         $2,190,000          $1,738,000     $1,269,000      $2,659,000
         reserve

1992:
         Allowance for               $1,350,000          $  613,000     $  737,000      $1,226,000
         doubtful accounts

         Inventory valuation         $2,232,000          $1,351,000     $1,393,000      $2,190,000
         reserve




                       PIONEER-STANDARD ELECTRONICS, INC.

                      SCHEDULE IX - SHORT-TERM BORROWINGS

                   Years ended March 31, 1994, 1993 and 1992

                                            Maximum amount         Average                 Weighted
                           Weighted         outstanding            amount                  average
      Balance              average          at any month           outstanding             interest
      at end of            interest         end during             during the               rate during
      period               rate             the period             period                   period
      ---------            --------         --------------         -----------              -----------

1994  $2,000,000            5.75%           $12,500,000              $5,791,667               4.0%

1993  $2,500,000            5.0%            $ 5,500,000              $3,166,167               4.1%

1992  $2,500,000            4.8%            $ 6,000,000              $3,791,667               5.7%

Notes payable represents the amount of borrowings against unsecured lines of credit with the Company's banks. The lines, which may by withdrawn at the option of the banks, permit the Company to borrow at varying interest rates.

The average amount outstanding for each period was computed by averaging the month-end balances during the year. The weighted average interest rate for each period was computed by multiplying the month-end balances by the applicable interest rate and dividing by the total of the month-end balances outstanding.


QUARTERLY FINANCIAL DATA

PIONEER-STANDARD ELECTRONICS, INC.




(UNAUDITED)
=======================================================================================
Fiscal Year               First       Second          Third        Fourth
Ending March 31         Quarter       Quarter       Quarter       Quarter         Year
- - - ---------------------------------------------------------------------------------------
1994
Net sales          $134,509,000  $137,278,000  $149,814,000  $159,156,000  $580,757,000
Gross profit         27,360,000    28,075,000    29,007,000    30,701,000   115,143,000
Net income            4,469,000     4,790,000     4,887,000     5,530,000    19,676,000
Income per share:
  Primary                   .45           .47           .48           .55          1.95
- - - ---------------------------------------------------------------------------------------

1993
Net sales          $102,315,000  $99,912,000   $109,706,000  $118,080,000  $430,013,000
Gross profit         22,132,000   21,986,000     23,565,000    25,741,000    93,424,000
Net income            3,066,000    2,897,000      3,299,000     3,651,000    12,913,000
Income per share:
  Primary                   .37          .34            .33           .37          1.41
  Fully diluted             .33          .31             --            --          1.33
- - - ---------------------------------------------------------------------------------------


                                                 Financial Statements

                                           Pioneer Technologies Group, Inc.

                                             MARCH 31, 1994 AND 1993, AND
                                      YEARS ENDED MARCH 31, 1994, 1993 AND 1992
                                           WITH REPORT OF INDEPENDENT AUDITORS

                        Pioneer Technologies Group, Inc.

                              Financial Statements

                          March 31, 1994 and 1993, and
                   years ended March 31, 1994, 1993 and 1992




                                    CONTENTS

Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Audited Financial Statements

Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2-3
Statements of Income and Retained Earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Statements of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Notes to Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6-12

                                 [Letterhead]



Report of Independent Auditors


The Board of Directors
Pioneer Technologies Group, Inc.

We have audited the accompanying balance sheets of Pioneer Technologies Group, Inc. as of March 31, 1994 and 1993, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended March 31, 1994. Our audits also included the financial statement schedules of Pioneer Technologies Group, Inc. listed in the Index at Item 14(a). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Technologies Group, Inc. at March 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 8 to the financial statements, in 1994 the Company changed its method of accounting for income taxes.

                                                        Ernst & Young

Washington, D.C.
April 29, 1994

                        Pioneer Technologies Group, Inc.

                                 Balance Sheets



                                                                                MARCH 31
                                                                          1994         1993
                                                                    ----------------------------
                                                                            (IN THOUSANDS)
 ASSETS
 Current assets:
   Cash and cash equivalents                                          $     8          $     7
   Receivables:
     Trade accounts, less allowance for doubtful accounts
       of $2,682 in 1994 and $2,250 in 1993 (NOTE 3)                   28,873           30,404
 Other (NOTE 2)                                                           340              501
 Total receivables                                                     29,213           30,905
                                                                    ----------------------------
   Merchandise inventory, less allowance for inventory
     obsolescence of $2,156 in 1994 and $1,463
     in 1993 (NOTE 3)                                                 60,690           42,450
   Prepaid expenses                                                      405              110
   Deferred income taxes (NOTE 8)                                      2,077            1,443
   Shareholder notes receivable (NOTE 2)                                  52               49
                                                                    ----------------------------
 Total current assets                                                 92,445           74,964

 Property and equipment, at cost:
   Furniture and office equipment                                      6,786            4,663
   Demonstration equipment                                               965            1,025
   Leasehold improvements                                              2,650            1,638
                                                                    ----------------------------
                                                                      10,401            7,326
 Less accumulated depreciation and amortization                        4,746            3,748
                                                                    ----------------------------
 Net property and equipment                                            5,655            3,578

 Shareholder notes receivable (NOTE 2)                                   231              295
 Other assets                                                            262              204
                                                                    ----------------------------
                                                                     $98,593          $79,041
                                                                    ============================

                                                                             MARCH 31
                                                                      1994             1993
                                                                  ------------------------------
                                                                          (IN THOUSANDS)
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
   Accounts payable:
     Trade                                                            $43,736          $19,819
     Affiliate (NOTE 2)                                                   336              395
   Accrued employee compensation                                        2,484            2,014
   Other accrued liabilities                                            1,967            1,716
   Income taxes payable                                                   444              298
                                                                  ------------------------------
 Total current liabilities                                             48,967           24,242

 Long-term debt (NOTE 3)                                               20,698           31,873
                                                                  ------------------------------
 Total liabilities                                                     69,665           56,115

 Commitments and contingencies (NOTE 7)

 Shareholders' equity (NOTE 4):
   Common stock, $.10 par value; 100,000 shares
     authorized, issued and outstanding                                    10               10
   Capital in excess of par value                                          90               90
   Retained earnings                                                   28,828           22,826
                                                                  ------------------------------
 Total shareholders' equity                                            28,928           22,926



                                                                  ------------------------------
                                                                      $98,593          $79,041
                                                                  ==============================

 SEE ACCOMPANYING NOTES.


                        Pioneer Technologies Group, Inc.

                   Statements of Income and Retained Earnings

                (In thousands, except per common share amounts)



                                                                      YEAR ENDED MARCH 31
                                                                1994           1993           1992
                                                            ------------------------------------------
 Net sales                                                    $422,001       $284,008       $189,908

 Operating costs and expenses:
 Cost of goods sold                                            372,592        239,154        155,691
 Selling and administrative                                     38,256         34,965         29,982
                                                            ------------------------------------------
                                                               410,848        274,119        185,673
                                                            ------------------------------------------
 Operating profit                                               11,153          9,889          4,235

 Interest expense                                                1,171          1,253          2,063
                                                            ------------------------------------------

 Income before income taxes and other items                      9,982          8,636          2,172

 Provision for income taxes (NOTE 8)                             3,980          3,626            863
                                                            ------------------------------------------

 Net income                                                      6,002          5,010          1,309
 Retained earnings, beginning of year                           22,826         17,816         16,507
                                                            ------------------------------------------
 Retained earnings, end of year                               $ 28,828       $ 22,826      $  17,816
                                                            ==========================================
 Net income per common share                                  $  60.02       $  50.10      $   13.09
                                                            ==========================================

SEE ACCOMPANYING NOTES.




                        Pioneer Technologies Group, Inc.

                            Statements of Cash Flows


                                                                                  YEAR ENDED MARCH 31
                                                                        1994             1993             1992
                                                                       ------------------------------------------
                                                                                     (IN THOUSANDS)
 OPERATING ACTIVITIES
 Net income                                                             $    6,002       $  5,010         $ 1,309
 Adjustments to reconcile net income to net
  cash provided by (used in) operations:
   Depreciation and amortization                                             1,149            985             929
   Deferred income taxes                                                      (365)          (345)           (653)
   Provision for losses on receivables
    and inventory                                                            1,950          2,511           1,427
   Decrease (increase) in accounts and
    notes receivable                                                         1,192         (7,443)         (3,437)
   Increase in merchandise inventory                                       (19,629)        (9,403)         (6,623)
   (Increase) decrease  in prepaid expenses                                   (295)           250            (288)
   Decrease in refundable taxes                                                  -              -             122
   (Increase) decrease in other assets                                         (58)            (9)            203
   Increase (decrease) in accounts payable                                  23,858         (1,266)          4,818
   Increase in accrued liabilities                                             721          1,289             899
   Decrease (increase) in income taxes payable                                (123)          (201)            790
                                                                        -----------------------------------------
   Net cash provided by (used in) operating activities                      14,402         (8,622)           (504)

   INVESTING ACTIVITIES
   Net additions to property and equipment                                  (3,226)          (702)           (497)

   FINANCING ACTIVITIES
   Net (payments) borrowings under line of
    credit agreements                                                      (11,175)         6,841           3,396
                                                                        -----------------------------------------

   Net increase (decrease) in cash and cash equivalents                          1         (2,483)          2,395
   Cash and cash equivalents at beginning of year                                7          2,490              95
                                                                        -----------------------------------------
   Cash and cash equivalents at end of year                             $        8     $        7         $ 2,490
                                                                        =========================================

SEE ACCOMPANYING NOTES.

                        Pioneer Technologies Group, Inc.

                         Notes to Financial Statements

                         March 31, 1994, 1993 and 1992

                             (Dollars in thousands)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The 1992 financial statements include the accounts of Pioneer Technologies Group, Inc. (the Company), and its then-wholly owned subsidiaries, Mini Computer Associates, Inc. (MCA) and The Technology Factory, Inc. (TTF). On April 1, 1992, TTF and MCA ceased doing business as separate legal entities. TTF continued business as an operating division of the Company and MCA was dissolved. All intercompany accounts and transactions were eliminated in prior years' consolidations.

Certain balance sheet amounts in the 1993 financial statements have been reclassified to conform to the 1994 presentation.


CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, deposits at financial institutions and overnight repurchase agreements. Cash disbursements for interest and income taxes were as follows:

                                      1994         1993        1992
                                   -----------------------------------
 Interest                            $1,171       $1,363       $1,913
 Income taxes                        $4,468       $4,172       $  596



MERCHANDISE INVENTORY

Inventory is stated at the lower of cost (first-in, first-out) or market.


DEPRECIATION AND AMORTIZATION

Depreciation of furniture, office equipment and computer equipment is determined by using the straight-line method over estimated useful lives of seven, five and three years, respectively. Depreciation of demonstration equipment is determined using accelerated

                        Pioneer Technologies Group, Inc.

                             (Dollars in thousands)




1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEPRECIATION AND AMORTIZATION (CONTINUED)

methods over an estimated useful life of five years. Amortization of leasehold improvements is determined using the straight-line method over the life of the related lease.


INCOME TAXES

Effective April 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.


ALLOWANCE FOR DOUBTFUL ACCOUNTS AND OBSOLETE INVENTORY

The Company estimates losses for doubtful accounts and inventory obsolescence based on periodic evaluations by management.

The Company sells computer equipment and electronic components to companies in diversified industries primarily located in the Mid-Atlantic/Southeast and West regions of the United States. Seventeen percent of net sales in 1994 were to one customer. Management performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Accounts receivable are generally due within thirty days.


2. RELATED PARTY TRANSACTIONS

Pioneer-Standard Electronics, Inc. (Pioneer-Standard) owns 50% of the outstanding common stock of the Company. The companies have an agreement which provides, among other things, that they have the right to acquire each other's products at cost. Such transactions are recorded as intercompany transfers of inventory. Net transfers of inventory from Pioneer-Standard to the Company were $2,488 in 1994, $2,539 in 1993,

                        Pioneer Technologies Group, Inc.

                             (Dollars in thousands)




2. RELATED PARTY TRANSACTIONS (CONTINUED)

and $4,589 in 1992. The Company utilizes Pioneer-Standard's data processing facilities for processing certain accounting and operating information.
Amounts charged to operations were $1,794 in 1994, $1,794 in 1993 and $1,653 in 1992.

The Company has various notes receivable and advances to certain shareholders, officers and employees of the Company as follows:

                                                                      1994             1993
                                                                      ---------------------
 Subscription notes receivable from shareholders, payable in ten consecutive annual installments, with final payment due November
 1999, interest at 9% per annum.
                                                                      $283             $344


 Other receivables                                                     177               47
                                                                      ---------------------
                                                                      $460             $391
                                                                      =====================


3. LONG-TERM DEBT

The Company has revolving lines of credit from three banks aggregating $45,000 which are secured by accounts receivable and inventory. The expiration date for the revolving lines of credit is October 31, 1995. Interest is payable under either short-term fixed or variable rates of interest based on LIBOR, the prime rate or certificates of deposit rates at the Company's option. The terms of the revolving lines of credit agreements provide for the maintenance of certain financial ratios and also effectively restrict the payment of any retained earnings as dividends.


4. COMMON STOCK

Under a stock purchase agreement among Pioneer-Standard and the Other Shareholders of the Company, as defined in the agreement, the Other Shareholders have the first right and option to purchase any shares offered for sale by other members of that group at book value. If the Other Shareholders do not exercise this option, the Company is obligated to purchase the shares at book value. Should the Company acquire any shares, Pioneer-Standard is required to sell a like number of shares to the Company at book value.

Pioneer-Standard may not sell, assign, give, transfer, exchange or otherwise dispose of its share ownership without allowing the Company the first option to purchase the shares at

                        Pioneer Technologies Group, Inc.

                             (Dollars in thousands)




4. COMMON STOCK (CONTINUED)

book value. If the Company does not exercise this option, the Other Shareholders have the option to purchase all the shares at book value.

In the event of a change in control, as defined, of Pioneer-Standard, or upon the occurrence of certain events, the Company has the right to purchase all shares of its stock owned by Pioneer-Standard at the current book value. If the Company does not exercise the right, the Other Shareholders have the right and option to purchase all the shares at the current book value.


5. PROFIT-SHARING PLAN

The Company has a qualified defined contribution profit-sharing plan covering all full-time employees. Company contributions to the plan are a combination of mandatory matching of employee contributions (up to a maximum of 2% of the first 4% contributed by the employee) and an amount awarded solely at the discretion of the Company's Board of Directors. Contributions to the plan were $567 in 1994, $468 in 1993 and $238 in 1992, of which $268 in 1994, $219 in
1993 and $18 in 1992 were discretionary.


6. BONUSES

Certain executives of the Company receive bonuses ranging from 1/2% to 2% of income before income taxes. Bonuses for certain other members of management are based on agreements approved by the President. Total bonus expense was $1,464 in 1994, $1,239 in 1993 and $916 in 1992.


7. COMMITMENTS AND CONTINGENCIES

The Company leases warehouse, office space and equipment under noncancellable operating leases. The minimum future rental commitments (excluding renewal options) under lease agreements aggregate $1,919 in 1995, $1,807 in 1996, $1,626 in 1997, $1,453 in 1998, $1,463 in 1999 and $394 thereafter. The Company is liable under certain leases for increases in rental payments based on the annual increase in the consumer price index and in the lessors' operating expenses. Rental expense was $2,165 in 1994, $2,296 in 1993 and $2,167 in 1992.

                        Pioneer Technologies Group, Inc.

                             (Dollars in thousands)




8. INCOME TAXES

Effective April 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years' financial statements have not been restated. The effect of adopting Statement No 109 was not material.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of March 31, 1994 are as follows:

 Deferred tax assets:
   Allowance for doubtful accounts                         $1,017
   Inventory                                                  766
   Accrued liabilities                                        300
   Other                                                      114
                                                           ------
 Total deferred tax assets                                  2,197
 Valuation allowance                                            -
                                                           ------
 Deferred tax assets, net                                   2,197

 Deferred tax liabilities:
   Tax over book depreciation                                 120
                                                           ------
   Net deferred tax assets                                 $2,077
                                                           ======

                        Pioneer Technologies Group, Inc.

                             (Dollars in thousands)



8. INCOME TAXES (CONTINUED)

Significant components of the provision for income taxes are as follows for the years ended March 31:

                              LIABILITY
                               METHOD              DEFERRED METHOD
                              ----------------------------------------
                               1994             1993             1992
                              ----------------------------------------
 Current:
   Federal                    $3,476           $3,286           $1,241
   State                         869              685              275
                              ----------------------------------------
                               4,345            3,971            1,516
                              ----------------------------------------


 Deferred:
   Federal                      (292)            (279)            (535)
   State                         (73)             (66)            (118)
                              ----------------------------------------
                                (365)            (345)            (653)
                              ----------------------------------------
                              $3,980           $3,626           $  863
                              ========================================


The components of the provision for deferred income taxes for the years ended March 31, 1993 and 1992 are as follows:

                                                  1993          1992
                                                ---------------------
 Allowance for doubtful accounts                $(428)         $(139)
 Allowance for inventory
   valuation                                      213           (265)
 Capitalized inventory costs                     (112)          (180)
 Depreciation and amortization                    (46)           (94)
 Other                                             28             25
                                                ---------------------
                                                $(345)         $(653)
                                                =====================

                        Pioneer Technologies Group, Inc.

                             (Dollars in thousands)




8. INCOME TAXES (CONTINUED)

The difference between the provision for income taxes and the amount determined by applying the federal statutory rate follows:

                                               LIABILITY
                                                METHOD      DEFERRED       METHOD
                                              ------------------------------------
                                                1994          1993          1992
                                              ------------------------------------
 Federal statutory                            $3,394          $2,936          $738
 State taxes, net of federal benefit             525             409           102
 Nondeductible entertainment
   expenses                                       48              34            23
 Other                                            13             247             -
                                              ------------------------------------
 Effective income tax                         $3,980          $3,626          $863
                                              ====================================

                        PIONEER TECHNOLOGIES GROUP, INC.

               SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS

                   Years ended March 31, 1994, 1993 and 1992

                                              Balance at        Charged to          Deductions - net         Balance
                                               beginning        costs and           write-offs               at end of
       Description                             of period        expenses            (Net recoveries)         period
       -----------                            -----------       ----------          ----------------         ---------
  1994:
       Allowance for
       doubtful accounts                       $2,250,000        $  561,000          $129,000                 $2,682,000

       Inventory valuation
       reserve                                 $1,463,000        $1,389,000          $696,000                 $2,156,000

  1993:
       Allowance for
       doubtful accounts                       $  886,000        $1,356,000          $ (8,000)                $2,250,000

       Inventory valuation
       reserve                                 $1,060,000        $1,154,000          $751,000                 $1,463,000

  1992:
       Allowance for
       doubtful accounts                       $  627,000        $  441,000          $182,000                 $  886,000

       Inventory valuation
       reserve                                 $  376,000        $1,021,000          $337,000                 $1,060,000





                        PIONEER TECHNOLOGIES GROUP, INC.

                      SCHEDULE IX - SHORT-TERM BORROWINGS

                   Years ended March 31, 1994, 1993 and 1992

                                                     Maximum amount   Average            Weighted
                                   Weighted          outstanding      amount             average
               Balance             average           at any month     outstanding        interest
               at end of           interest          end during       during the         rate during
               period              rate              the period       period             period
               ---------           --------          --------------   -----------        -----------

1994           $ -                   -%              $   -              $   -                   -%

1993           $ -                   -%              $   -              $   -                   -%

1992           $ -                   -%              $9,175,000         $3,679,000              10%



The average amount outstanding for each period was computed by averaging the month-end balances during the year. The weighted average interest rate for each period was computed by multiplying the month-end balances by the applicable rate and dividing by the total of the month-end balance outstanding.

